                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               LOEHMANN'S INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rule[4~s 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                LOEHMANN'S, INC.
                               2500 HALSEY STREET
                             BRONX, NEW YORK 10461

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                 JULY 30, 1998

TO OUR STOCKHOLDERS:

     The Annual Meeting of the stockholders of Loehmann's, Inc., a Delaware corporation (the 'Company'), will be held at the offices of the Company at 9:00 a.m., July 30, 1998 to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

          1. To elect two directors each to serve as a Class C Director for the ensuing three years and until their successors are duly elected and qualified.

          2. To ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending January 30, 1999.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 15, 1998 as the record date for determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote.

     TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

     If you do plan to attend the Annual Meeting in person, we would appreciate your response by indicating at the appropriate place on the proxy card enclosed.

                                        By Order of the Board of Directors,


                                        Robert Glass
                                        President, Secretary and
                                        Chief Operating Officer

Bronx, New York
June 29, 1998

                                LOEHMANN'S, INC.
                               2500 HALSEY STREET
                             BRONX, NEW YORK 10461
                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                          MEETING DATE: JULY 30, 1998

     This Proxy Statement is being sent on or about June 29, 1998 in connection with the solicitation of proxies by the Board of Directors of Loehmann's, Inc., a Delaware corporation (the 'Company'). The proxies are for use at the 1998 Annual Meeting of the Stockholders of the Company, which will be held at the offices of the Company, July 30, 1998, at 9:00 a.m., and at any meetings held upon adjournment thereof (the 'Annual Meeting'). The record date for the Annual Meeting is the close of business on June 15, 1998 (the 'Record Date'). Only holders of record of the Company's Common Stock, $0.01 par value per share (the 'Common Stock'), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any meetings held upon adjournment thereof.

     A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for (i) the nominees for election as directors as set forth in this Proxy Statement, (ii) the ratification of the appointment of Ernst & Young LLP as independent accountants for the Company and
(iii) with regard to all other matters which may properly come before the Annual Meeting, for or against such matters as recommended by the Board of Directors, in its discretion.

     An Annual Report to Stockholders for the year ended January 31, 1998, including financial statements, is being concurrently distributed to stockholders of record as of the Record Date. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders.

                               VOTING SECURITIES

     At the Record Date, there were 9,029,370 shares of Common Stock outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. No other voting securities of the Company were outstanding at the Record Date. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. The ratification of the appointment of the independent accountants must be approved by a majority vote of the stockholders present in person or represented by proxy at the Annual Meeting. Each director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 15, 1998 with respect to beneficial ownership of shares of the Common Stock by (i) all stockholders known by the Company to be beneficial owners of more than 5% of such class, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Unless otherwise indicated in the notes below, the address of each beneficial owner is in care of Loehmann's, Inc., 2500 Halsey Street, Bronx, New York 10461.

NAME AND ADDRESS OF BENEFICIAL OWNER                                   SHARES OF COMMON STOCK   PERCENTAGE
--------------------------------------------------------------------   ----------------------   ----------
Sprout Capital V(1).................................................            200,779             2.2%
Sprout Growth, L.P.(1)..............................................            242,769             2.7%
Sprout Growth, Ltd.(1)..............................................             27,025               *
DLJ Venture Capital Fund II, L.P.(1)................................             12,065               *
Donaldson, Lufkin & Jenrette Securities Corporation(1)..............            126,161             1.4%
Alliance Capital Management L.P.(1).................................              1,000               *
J&W Seligman & Co. Incorporated(2)..................................          1,072,000            11.9%
Goldman, Sachs & Co.(3).............................................          1,004,400            11.2%
Wellington Management Company, LLP(4)...............................            571,000             6.4%
Norman S. Matthews(5)...............................................            129,562             1.4%
Robert Friedman(6)..................................................            252,235             2.7%
Philip Kaplan(7)....................................................            127,174             1.4%
Robert Glass(8).....................................................             11,170               *
Jan Heppe(9)........................................................              4,468               *
Bonnie Dexter-Wolterstorff(10)......................................              4,796               *
Janet A. Hickey(1)(11)..............................................              2,000               *
Lorrence T. Kellar(12)..............................................              3,000               *
Richard E. Kroon(1)(11).............................................              2,000               *
Christina A. Mohr(11)...............................................              2,000               *
Arthur E. Reiner(11)................................................              2,000               *
Cynthia R. Cohen(11)................................................              2,000               *
All directors and executive officers as a group (12 persons)(13)....            545,311             5.8%

------------------
*  Less than 1%

(1) Based in part upon information provided in a Schedule 13G filed with the Commission. Sprout Capital V, Sprout Growth, L.P., Sprout Growth, Ltd., DLJ Venture Capital II, L.P., Donaldson, Lufkin & Jenrette Securities Corporation ('DLJ' and, collectively with the other entities named above, the 'Sprout Group') are all affiliates. Ms. Hickey, who is currently a Director (and whose term expires at the Annual Meeting) and Mr. Kroon, who is a Director, are general partners of, or executive officers in (1) certain of the affiliates of DLJ that own shares of Common Stock or (2) entities that control such affiliates. The business address of all such Sprout Group entities is 277 Park Avenue, New York, New York 10172. Ms. Hickey and Mr. Kroon disclaim beneficial ownership of such shares. Because of their direct and indirect ownership of a majority of the capital stock of DLJ, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, Alliance Capital Management L.P. and The Equitable Companies Incorporated may be deemed to beneficially own all of the shares of Common Stock beneficially owned by the Sprout Group. The business address of Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle is 100-101 Terrasse Boieldien, 92042 Paris La Defense France. The business address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris France. The business address of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris France. The business address of AXA is 23, avenue Matignon, 75008 Paris France. The business address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, New York 10019. The business address of Alliance Capital Management L.P. is 1345 Avenue of the Americas, New York, New York 10105.

(2) Based upon information provided in a Schedule 13G filed with the Commission. The holdings of J.&W. Seligman & Co. Incorporated ('JWS') include all shares of Common Stock beneficially owned by Seligman Value Fund Series, Inc.--Seligman Small-Cap Value Fund (the 'Fund'). JWS, as investment adviser for the Fund, may be deemed to beneficially own the shares of the Fund. Accordingly, the shares owned by JWS include those shares owned by the Fund. In addition, William C. Morris, as the owner of a majority of the outstanding voting securities of JWS, may be deemed to beneficially own the shares reported herein by JWS. The business address of JWS, the Fund and William C. Morris is 100 Park Avenue, New York, NY 10017.

(3) Based upon information provided in a Schedule 13G filed with the Commission. The holdings of The Goldman Sachs Group, L.P. include all shares of Common Stock beneficially owned by Goldman, Sachs & Co. and Goldman Sachs Trust on behalf of GS Small Cap Value Fund, both of which are subsidiaries of Goldman, Sachs & Co. The business address for the Goldman Sachs Group, L.P. and Goldman, Sachs & Co. is 85 Broad Street, New York, NY 10004 and the business address of Goldman Sachs Trust is 1 New York Plaza, New York, NY 10004.

(4) Based upon information provided in a Schedule 13G filed with the Commission. The holdings of Wellington Management & Company, LLP include all shares of Common Stock beneficially owned by Wellington Trust Company, NA, a wholly-owned subsidiary of Wellington Management Company. The business address of all such entities is 75 State Street, Boston, Massachusetts 02109.

(5) Includes 22,345 shares of Class B Common Stock which are convertible into Common Stock and options to purchase 89,378 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. Does not include options to purchase 65,000 shares of Common Stock which are not exercisable within sixty (60) days of the date hereof. Includes 17,839 shares owned.

(6) Includes options to purchase 252,235 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. Does not include options to purchase 53,992 shares of Common Stock which are not exercisable within sixty (60) days of the date hereof.

(7) Includes options to purchase 52,041 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. Includes 75,133 shares owned.

(8) Includes options to purchase 11,170 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. Does not include options to purchase 111,174 shares of Common Stock which are not exercisable within sixty (60) days of the date hereof.

(9) Includes options to purchase 4,468 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. Does not include options to purchase 26,704 shares of Common Stock which are not exercisable within sixty (60) days of the date hereof.

(10) Includes 4,796 shares owned.

(11) Includes options to purchase 2,000 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. Does not include options to purchase 7,000 shares of Common Stock which are not exercisable within sixty (60) days of the date hereof.

(12) Includes 3,000 shares owned. Does not include options to purchase 9,000 shares of Common Stock which are not exercisable within sixty (60) days of the date hereof.

(13) Includes 22,345 shares of Class B Common Stock which are convertible into Common Stock and options to purchase 423,760 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. Does not include options to purchase 249,136 shares of Common Stock which are not exercisable within sixty (60) days of the date hereof. Includes 99,206 shares owned.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of ten members and is divided into three classes ('Classes'; each a 'Class') serving staggered terms. Following the Annual Meeting, the Board of Directors will consist of nine members. At the Annual Meeting, the stockholders will elect two Class C Directors for a term of three years expiring in 2001 and until their respective successors shall have been duly elected and qualified. The term of the Class A Directors expires at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending January 30, 1999, and the term of the Class B Directors expires at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending January 29, 2000, at which times Directors of the appropriate Class will be elected for three-year terms. The two nominees are presently serving as Directors of the Company. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted 'FOR' the election as Directors of Arthur E. Reiner and Cynthia R. Cohen. The Class C Directors will be elected by a plurality of the votes cast. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors knows of no reason to anticipate that this will occur.

     Biographical information follows for each person nominated and each Director whose term of office continues after the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH NOMINEES.

NOMINEES

CLASS C DIRECTORS

     CYNTHIA R. COHEN has been a Director of the Company since September 1995 and was a Director of Loehmann's Holdings, Inc., a predecessor of the Company ('Holdings') from January 1994 until May 1996. Since 1990, Ms. Cohen has been President of Strategic Mindshare, a retail marketing and strategy consulting firm. Prior to that, Ms. Cohen was a partner of Touche Ross (a predecessor of Deloitte & Touche LLP). Ms. Cohen is a Director of One Price Clothing, Inc., an apparel retail chain, Office Depot, an office products retailer, the Mark Group and Capital Factors, Inc., a factoring company.

     ARTHUR E. REINER has been a Director of the Company since August 1996. Mr. Reiner has been President and Chief Executive Officer of Finlay Enterprises, Inc. the parent of Finlay Fine Jewelry Corporation, since January 1996, Vice Chairman of Finlay Enterprises, Inc. since January 1995 and Chairman and Chief Executive Officer of Finlay Fine Jewelry Corporation since January 1995. Prior to that, he was employed by R.H. Macy Co., Inc., serving as Chairman and Chief Executive Officer of Macy's East from January 1992 to October 1994 and Chairman and Chief Executive Officer of Macy's Northeast from April 1988 to January 1992.

CONTINUING DIRECTORS AFTER THE ANNUAL MEETING

CLASS A DIRECTORS

     ROBERT N. FRIEDMAN has been Chairman, Chief Executive Officer and a Director of the Company since November 1995 and was President, Chief Executive Officer and a Director of the Company from September to November 1995. Mr. Friedman was President and Chief Executive Officer of Holdings from April 1992 until May 1996. Prior to joining the Company, Mr. Friedman was employed by R.H. Macy Co., Inc. for 28 years in various capacities, including President and Vice Chairman, Merchandising, at Macy's East from 1990-1992, Chairman and C.E.O. of Macy's Bamberger Division and Chairman and C.E.O. of Macy's South/Bullocks. He serves on the Board of Trustees of The Fashion Institute of Technology.

     ROBERT GLASS has been a Director of the Company since February 1998 and has served as President, Chief Operating Officer and Secretary since April 1998. From September 1994 to March 1998, Mr. Glass served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company. From 1992 to 1994, Mr. Glass served as a retail consultant. Prior to that time, he held a number of senior retail management positions, including Chief Financial Officer and later President of Gold Circle Stores, a division of Federated Department Stores, Inc., and Executive Vice President of Thrifty Drug from 1990 to 1992.

     PHILIP KAPLAN has been a Director of the Company since September 1988 and served as President, Chief Operating Officer, and Secretary of the Company from November 1995 to March 1998. He was Chairman and Chief Operating Officer of the Company from September to November 1995 and served as Chairman, Chief Operating Officer, Secretary and Treasurer from September 1988 to September 1995. Mr. Kaplan was Vice Chairman, Treasurer and a Director of Holdings from February 1987 until May 1996. Mr. Kaplan was president of Verdi International, a manufacturer of luggage, from 1983 to 1987, Senior Vice President of Abraham and Strauss, a division of Federated Department Stores, Inc., from 1979 until 1983 and Executive Vice President-Chief Financial Officer of E.J. Korvette's from 1971 until 1979.

     NORMAN S. MATTHEWS has been Chairman of the Board and a Director of the Company since September 1995. Mr. Matthews served as Chairman of the Board of Holdings from December 1993 until May 1996 and as a Director of Holdings from October 1988 until May 1996. Mr. Matthews currently serves as a consultant to various retailers. He was President of Federated Department Stores from March 1987 until April 1988 and served in other executive capacities with Federated Department Stores prior to that date. He is a Director of Progressive Corp., an insurance holding company, Lechters, Inc., a housewares chain, Finlay Enterprises, Inc. and its subsidiary, Finlay Fine Jewelry Corporation, a jewelry lessee in major department stores, Toys 'R' Us, a children's specialty retailer, and Eye Care Centers of America, Inc.

CLASS B DIRECTORS

     LORRENCE T. KELLAR has been a Director of the Company since September 1997. Mr. Kellar has been Vice President of Real Estate for the Kmart Corporation since April 1996. Prior to that, Mr. Kellar had been Vice President of Real Estate and Finance of The Kroger Co., a supermarket retailer, from 1988 to April 1996.

     RICHARD E. KROON has been a Director of the Company since September 1995 and was a Director of Holdings from 1988 until May 1996. Mr. Kroon has been Managing Partner of the Sprout Group, the venture capital affiliate of Donaldson Lufkin & Jenrette, Inc. ('DLJ'), since 1981. Mr. Kroon is President, Director and Chief Executive Officer of DLJ Capital Corporation, a subsidiary of DLJ. He is a Director of Educational Medical, Inc., the National Venture Capital Association, and several private companies.

     CHRISTINA A. MOHR has been a Director of the Company since September 1995 and was a director of Holdings from January 1994 until May 1996. Ms. Mohr has been Managing Director at Salomon Smith Barney (formerly Salomon Brothers, Inc.), an investment banking firm, since February 1997. Prior to that, Ms. Mohr had been Managing Director, Banking Group of Lazard Freres & Co. LLC, an investment banking firm, from 1990 to February 1997. She was a Vice President, Banking Group, from 1984 to 1990. She is a Director of United Retail Group, Inc., a retail chain.

MEETINGS AND COMMITTEES

     The Company has an Executive Committee, an Audit Committee and a Compensation Committee. There is no standing nominating committee.

     The Executive Committee, currently comprised of Messrs. Matthews, Friedman and Kaplan and Ms. Hickey, is authorized and empowered, to the extent of Delaware law, to exercise all functions of the Board of Directors in the interval between meetings of the Board of Directors. The Audit Committee, currently comprised of Mss. Hickey, Mohr and Cohen, assists the Board of Directors in overseeing the financial reporting and internal operating control of the Company. The functions of the Compensation Committee, currently comprised of Mr. Matthews, Mr. Kroon and Ms. Cohen, are to determine and review the compensation of the executive officers of the Company.

     During the fiscal year ended January 31, 1998, there were five meetings of the Board of Directors, two meetings of the Compensation Committee and two meetings of the Audit Committee. Each Director, with the exception of Christina Mohr, attended more than 75% of the total number of meetings of the Board and the meetings held by all committees on which he or she served.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following persons are the executive officers and directors of the Company.


NAME                                                    AGE                         POSITION
-----------------------------------------------------   ---   -----------------------------------------------------
Norman S. Matthews (1)(2)............................   65    Chairman of the Board and Director
Robert N. Friedman (1)...............................   57    Chairman, Chief Executive Officer and Director
Robert Glass.........................................   51    President, Secretary, Chief Operating Officer and
                                                                Director
Anthony D'Annibale...................................   37    Senior Vice President Merchandising
Jan Heppe............................................   46    Senior Vice President and Director of Stores
Dennis R. Hernreich..................................   42    Vice President Finance, Chief Financial Officer,
                                                                Treasurer and Assistant Secretary
Philip Kaplan (1)(4).................................   67    Director
Janet A. Hickey (1)(3)...............................   53    Director
Richard E. Kroon (2).................................   55    Director
Christina A. Mohr (3)................................   42    Director
Arthur E. Reiner.....................................   57    Director
Cynthia R. Cohen (2)(3)..............................   45    Director
Lorrence T. Kellar...................................   60    Director

------------------
(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

(4) On April 1, 1998, Mr. Kaplan retired as President, Secretary and Chief Operating Officer of the Company.

(5) Ms. Hickey's term as Director expires at the Annual Meeting.

     Set forth below are biographies of the executive officers of the Company who are not also directors.

     ANTHONY D'ANNIBALE has been Senior Vice President Merchandising of the Company since 1996. From 1994 to 1996 he was Vice President of Merchandising and from 1989 to 1994 he served in various merchandising capacities of the Company. Prior to 1989, Mr. D'Annibale held various buying positions at Steinbach Department Stores--a division of the Amcena Corporation.

     JAN HEPPE has been Senior Vice President and Director of Stores of the Company since September 1995. Prior to that time, she held a number of senior retail management positions including Senior Vice President/General Manager of the John Wanamaker Department Store in Philadelphia, Pennsylvania from 1992 through 1995, Divisional Vice President/ General Manager of the John Wanamaker Department Store in Moorestown, New Jersey from 1991 to 1992 and a senior management retail position at Henri Bendel in 1991. Prior to 1991, Ms. Heppe was General Manager of On Course, a catalog and wholesale operation and also held various executive positions at Gimbels, New York.

     DENNIS R. HERNREICH has been Vice President Finance, Chief Financial Officer, Treasurer and Assistant Secretary of the Company since April 1998. From June 1996 to March 1998, Mr. Hernreich served as Vice President Finance and Controller of the Company. From 1991 to 1996 he served as Director, Executive Vice President and Chief Financial Officer of Gibson's Discount Centers. Mr. Hernreich's other positions have included Senior Vice President for Finance and Administration for Associated Agencies and Chief Financial Officer for Nucorp, Inc./Equity Group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year and upon written representations from persons known to the Company to be subject to
Section 16 of the Exchange Act (a 'reporting person'), no one, except Lorrence
T. Kellar, Christina A. Mohr and Philip Kaplan did not file when due reports required by Section 16(a) of the Exchange Act during the fiscal year ended January 31, 1998. Lorrence T. Kellar filed his Form 3 late, Philip Kaplan filed his Form 5 late and Christina Mohr will file her Form 5 late.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded to, earned by or paid to the named executive officers for services rendered to the Company during the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                                                            ------------
                                                            ANNUAL COMPENSATION                AWARDS
                                                   --------------------------------------   ------------
                                                                               OTHER         SECURITIES
NAME AND                                  FISCAL                              ANNUAL         UNDERLYING        ALL OTHER
PRINCIPAL POSITION                         YEAR    SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)(1)
----------------------------------------  ------   ---------   --------   ---------------   ------------   ------------------
Robert N. Friedman......................    1997     575,000         --          (2)                --            2,406
  Chairman and Chief Executive              1996     550,000    550,000          (2)            63,614            2,750
  Officer                                   1995     475,000    135,000          (2)           187,639            3,471
Philip Kaplan...........................    1997     375,000         --          (2                 --            2,375
  President and Chief Operating             1996     374,400    240,000          (2)            25,170            1,875
  Officer                                   1995     356,250    105,000          (2)            14,657            3,471
Robert Glass............................    1997     257,500         --          (2)                --            2,388
  Senior Vice President and Chief           1996     232,500     56,870          (2)            31,172            1,213
  Financial Officer                         1995     211,250     17,500          (2)                --              574
Jan Heppe(3)............................    1997     240,000         --          (2)                --            2,400
  Senior Vice President and                 1996     198,875     50,000          (2)            31,172            1,125
  Director of Stores                        1995      62,327     10,000          (2)                --               --
Bonnie Dexter-Wolterstorff(4)...........    1997     186,500         --          (2)                --            2,375
  Senior Vice President,                    1996     180,000     45,695          (2)            31,172              925
  Merchandising                             1995     165,000     20,000          (2)                --            3,471

------------------
(1) Consists of (i) Company contributions in fiscal 1997 under the Loehmann's Inc. 401(k) Savings and Investment Plan of $2,406 for Mr. Friedman, $2,375 for Mr. Kaplan, $2,388 for Mr. Glass, $2,400 for Ms. Heppe and $2,375 for Ms. Dexter; (ii) Company contributions in fiscal 1996 under the Loehmann's 401(k) Savings and Investment Plan of $2,750 for Mr. Friedman, $1,875 for Mr. Kaplan, $1,213 for Mr. Glass, $1,125 for Ms. Heppe and $925 for Ms. Dexter-Wolterstorff; and (iii) Company contributions in fiscal 1995 under the Loehmann's, Inc. Deferred Profit Sharing Plan of $3,471 for each of Mr. Friedman, Mr. Kaplan and Ms. Dexter-Wolterstorff and reimbursement of moving expenses in fiscal 1995 of $574 for Mr. Glass.

(2) For each named executive officer, the aggregate amount of other annual compensation is less than the lesser of 10% of such officer's total salary and bonus for such year or $50,000.

(3) Ms. Heppe became an executive officer of the Company in October 1995.

(4) Ms. Dexter-Wolterstorff resigned from her position with the Company in February 1998.

     The following table sets forth information concerning the value of unexercised options as of January 31, 1998 held by the executives named in the Summary Compensation Table above.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                          SHARES                        UNDERLYING
                                         ACQUIRED                  UNEXERCISED OPTIONS           VALUE OF UNEXERCISED
                                            ON        VALUE       AT FISCAL YEAR END(#)          IN-THE-MONEY OPTIONS
                                         EXERCISE    REALIZED          EXERCISABLE/             AT FISCAL YEAR END ($)
NAME                                       (#)         ($)            UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE(1)
--------------------------------------   --------    --------    ------------------------    ----------------------------
Robert N. Friedman....................                             252,235       53,992       $ 151,076             --
Philip Kaplan.........................    118,458    $719,514      102,716            0       $ 213,096             --
Robert Glass..........................                              11,170       31,174       $  18,417        $12,284
Jan Heppe.............................                               4,468       26,704              --             --
Bonnie Dexter-Wolterstorff............                               3,796        2,234              --             --

------------------------------
(1) Based on a stock price at January 30, 1998 of $3.8125.

EMPLOYMENT AND SEVERANCE AGREEMENTS

MR. FRIEDMAN

     Mr. Friedman's employment agreement, as amended (the 'Friedman Agreement'), provides that he will serve as Chairman and Chief Executive Officer of the Company from November 1, 1995 through January 31, 1999, for an annual base salary of not less than $550,000 for fiscal 1996, $575,000 for fiscal 1997 and $600,000 for fiscal 1998. Mr. Friedman also is eligible to receive an annual bonus equal to 100% of his base salary in effect for each of fiscal 1996 and fiscal 1997 and 60% of his base salary in effect for fiscal 1998 if, for each such fiscal year, the Company attains its targeted financial goals (as defined by the Compensation Committee). The Friedman Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

     The Friedman Agreement provided for a grant to Mr. Friedman on November 1, 1995, of options to purchase up to 187,638 shares of Common Stock at an exercise price of $5.01 per share. Of such options, 71,474 vested in fiscal 1996, 71,474 vested in fiscal 1997 and 44,690 vest automatically at the end of fiscal 1998. In addition, on February 23, 1996, the Company granted Mr. Friedman options to purchase up to 35,707 shares of Common Stock at an exercise price of $8.06. One-half of such options vested automatically at the end of fiscal 1996 and the remainder vested at the end of fiscal 1997. In addition, on April 5, 1996 the Company granted Mr. Friedman options to purchase 27,907 shares of Common Stock at an exercise price of $8.06. Of such options, 9,302 vested in fiscal 1996, 9,303 vested in fiscal 1997 and 9,302 will vest in fiscal 1998. As of April 1, 1998, 383,484 of Mr. Friedman's options had vested and, of these vested options, 131,245 had been exercised.

     The Friedman Agreement provides that if Mr. Friedman's employment is terminated by the Company without Cause or by Mr. Friedman with Good Reason (as such terms are defined in the Friedman Agreement), the Company will be required to pay his base salary then in effect for the greater of 12 months following his termination or the remainder of his term of employment. Mr. Friedman also will be entitled to receive any bonus earned with respect to any previously completed fiscal year which remains unpaid as of the date of termination. If Mr. Friedman's employment is terminated, either by the Company or by Mr. Friedman for Good Reason, coincident with or within one-year after a Change of Control (as defined in the Friedman Agreement), the Company will be required to pay Mr. Friedman a lump sum, in cash, equal to two times his base salary then in effect and all unvested options will vest in full. If Mr. Friedman's employment is terminated by the Company without Cause, Mr. Friedman for Good Reason or as a result of a Change of Control, the Company also, with certain exceptions, will be required to continue to maintain life insurance for Mr. Friedman for the remainder of his life or until he attains the age of 70 with a death benefit equal to his base salary at the date of termination and medical insurance for Mr. Friedman and his spouse until their respective deaths. The Company also will be required to maintain life insurance for Mr. Friedman and medical insurance for Mr. Friedman and his spouse, as described in the foregoing sentence, upon Mr. Friedman's retirement or voluntary termination from the Company after the period of employment provided for in the Friedman Agreement.

     The Friedman Agreement provides that the Company has certain rights to purchase shares of the Common Stock and/or vested options held by Mr. Friedman upon termination of his employment. Finally, the Friedman Agreement provides that Mr. Friedman will not, with certain exceptions, 'engage or be engaged in a competing business' (as defined in the Friedman Agreement) for a period of two years following termination of his employment (unless he is terminated without Cause or he resigns with Good Reason).

MR. GLASS

     Mr. Glass's employment agreement (the 'Glass Agreement'), provides that he will serve as President and Chief Operating Officer of the Company from April 1, 1998 through March 31, 2000 for an annual base salary of $300,000. The annual base salary shall be reviewed each April 1 except that no such review shall result in any reduction of the annual base salary then in effect. Mr. Glass also is eligible to receive an annual bonus equal to 60% of his annual base salary in effect, if, for each such fiscal year, the Company attains its targeted financial goals (as defined by the Compensation Committee). The Glass Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

     The Glass Agreement provided for a grant to Mr. Glass on March 4, 1998 of options to purchase 100,000 shares of Common Stock at an exercise price of $3.50 per share. The options vest and become exercisable on the fifth anniversary of the date of the grant and expire on the tenth anniversary of the date of the grant.

     The Glass Agreement provides that if Mr. Glass's employment is terminated by the Company without Cause or by Mr. Glass with Good Reason (as such terms are defined in the Glass Agreement), the Company will be required to pay his base salary then in effect for the greater of 12 months following his termination or the remainder of his term of employment. Mr. Glass also will be entitled to receive any bonus earned with respect to any previously completed fiscal year which remains unpaid as of the date of termination. If Mr. Glass's employment is terminated, either by the Company or by Mr. Glass for Good Reason, coincident with or within one-year after a Change of Control (as defined in the Glass Agreement), the Company will be required to pay Mr. Glass a lump sum, in cash, equal to two times his base salary then in effect and all unvested options will vest in full. If Mr. Glass's employment is terminated by the Company without Cause, Mr. Glass for Good Reason or as a result of a Change of Control, the Company also, with certain exceptions, will be required to continue to maintain life insurance for Mr. Glass for the remainder of his life or until he attains the age of 70 with a death benefit equal to his base salary at the date of termination and medical insurance for Mr. Glass and his spouse until their respective deaths. The Company also will be required to maintain life insurance for Mr. Glass and medical insurance for Mr. Glass and his spouse, as described in the foregoing sentence, upon Mr. Glass's retirement or voluntary termination from the Company after the period of employment provided for in the Glass Agreement.

     The Glass Agreement provides that if Mr. Glass's employment is terminated for any reason, Mr. Glass will not for a period of two years following termination of his employment directly or indirectly (i) solicit or encourage any member of senior management to leave the employment of the Company or (ii) hire any member of senior management who was an employee of the Company during Mr. Glass's employment under the Glass Agreement or the two year period after Mr. Glass's employment is terminated.

MS. DEXTER-WOLTERSTORFF

     The Company is a party to a severance agreement with Ms.
Dexter-Wolterstorff. The severance agreement provides for contingent payment of base salary from date of separation through August 7, 1998.

COMPENSATION OF MEMBERS OF THE BOARD OF DIRECTORS

     For serving as a director of the Company, each non-employee director receives, $15,000 per year, $1,000 per Board of Directors meeting attended in person, $500 per Board of Directors meeting attended by telephone, and $500 per Board of Directors committee meeting attended. Certain directors who are not employees of the Company will be entitled to receive benefits under the Directors Stock Option Plan and all directors of the

Company will be entitled to receive benefits under the Directors Deferred Compensation Plan. Under the terms of the Directors Stock Option Plan, each person, who is not an employee of the Company, and who is first elected, appointed or otherwise first becomes a Director (an 'Eligible Director') will be granted an option to purchase 6,000 shares of Common Stock as of the date on which such person first becomes an Eligible Director (an 'Initial Option'). Each person who is an Eligible Director on February 1st of each year will receive an option to purchase 3,000 shares of Common Stock (an 'Annual Option'). The Directors Stock Option Plan also provides that the Board of Directors shall have discretionary authority to award options to acquire up to an aggregate of 100,000 shares of Common Stock to one or more Eligible Directors ('Discretionary Options'). All options granted under the Directors Stock Option Plan are 'nonqualified' stock options subject to the provisions of Section 83 of the Internal Revenue Code of 1986, as amended.

     Each Initial Option and Special Option vests and becomes exercisable in one-third increments on each of the first, second and third anniversaries of the date of grant; provided that the Eligible Director is in the service of the Company as a director on such date. Each Annual Option vests and becomes exercisable in full on the one year anniversary of the date of grant, provided that the Eligible Director is in the service of the Company as a director on such date. In the event of the termination of the Eligible Director's service as a director prior to the time all or any portion or an Initial Option, a Special Option, or an Annual Option vests, such option, to the extent not yet vested, terminates. Discretionary Options are subject to vesting conditions established by the Board of Directors and provided in a separate award agreement evidencing the award of such Discretionary Option. Any unexercised portion of an option automatically becomes null and void at the time of the earliest to occur of (i) the expiration of 10 years from the grant date, and (ii) the expiration of one year from the date the Eligible Director's service terminates. The Directors Stock Option Plan provides that the option exercise price for the options shall be the 'fair market value' (as defined in the Directors Stock Option Plan) of the Common Stock on the date of grant.

     In addition, the Company has a consulting agreement with Mr. Kaplan. Mr. Kaplan will act as a director and consultant to the Company. Under the agreement, he is paid a retainer of $75,000 per year and is entitled to a $15,000 per year auto allowance. This consulting agreement became effective in April 1998 and extends for a five-year period.

COMPENSATION OF CHAIRMAN OF THE BOARD

     The Company has a consulting agreement with Mr. Matthews, pursuant to which he is currently paid $75,000 per annum. In addition, in connection with Mr. Matthews' agreement to serve as Chairman of the Board, Mr. Matthews was granted options pursuant to the 1988 Stock Option Plan (the '1988 Stock Plan') to purchase up to 91,232 shares of the Common Stock, 24,197 exercisable at $1.07 per share, 22,345 exercisable at $4.48 per share, 22,345 exercisable at $2.24 per share and 22,345 exercisable at $8.95 per share. In addition, on July 1, 1995 Mr. Matthews was granted options pursuant to the 1988 Stock Plan to purchase 44,689 shares of the Common Stock at $5.01 per share. Within 180 days upon termination, depending on the cause of termination, the Company has the right to purchase Mr. Matthews' shares and unexercised vested options. The Company also has a right of first refusal upon notice of proposed sale of shares by Mr. Matthews.

     In addition, on June 19, 1997, Mr. Matthews was granted options pursuant to the Directors Stock Option Plan to purchase 65,000 shares at $7.0625 per share. Such options shall vest in full on the earlier of (i) June 19, 2001 or (ii) a Change of Control (as defined in the Directors Stock Option Plan) of the Company, and expire at the earlier of (i) 10 years from the grant date and (ii) one year from the date Mr. Matthews' service terminates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, Mr. Kroon, Mr. Matthews and Ms. Cohen served as members of the Compensation Committee of the Board of Directors.

     Mr. Matthews has a consulting agreement with the Company, pursuant to which, among other things, he is paid $75,000 per annum and has received grants of options to purchase Common Stock. See 'Compensation of Chairman of the Board.'

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee is responsible for making or reviewing all compensation decisions of the Company for its executive officers, including base salaries, determining annual bonus incentives for the entire Company and granting stock options.

     The Company's compensation philosophy, as stated in the Company's Mission Statement, is that its employees are its most valuable assets. Executive officers of the Company, together with senior management, direct the Company's strategic planning and have overall responsibility for the Company's results. Because the Company operates in a highly competitive and difficult economic environment for retailers, the Company has planned a compensation structure intended to attract and retain highly talented individuals, reward the creativity of its executive officers in maximizing business opportunities and provide incentives to the executive officers to execute the Company's objectives and enhance stockholder value by achieving both short and long term business objectives.

BASE SALARY

     The Company sets base salaries taking into consideration individual performance and prevailing market data for similar positions. In fiscal 1997, salary determinations with respect to executive officers and other key executives were made jointly by Mr. Friedman and Mr. Kaplan and were subject to the approval of the Compensation Committee in the case of executive officers. Messrs. Friedman and Kaplan and the Compensation Committee subjectively evaluate the performance of each executive officer by taking into account several factors, including achievement of corporate or divisional operating performance, individual achievements and accomplishments and the overall contribution to the Company made by each such executive, without any specific weight being assigned to any particular factor. With respect to Messrs. Friedman and Kaplan, base salary and other aspects of their overall compensation were set by their employment agreements in effect in 1997. See 'Management-Employment and Severance Agreements.'

ANNUAL BONUS INCENTIVES

     The Company encourages its executives to realize certain annual goals (tied to pre-tax income), which are established by the Compensation Committee at the beginning of each fiscal year. The Company's Performance Incentive Plan (the 'Performance Incentive Plan') is designed to provide a cash bonus to executives who make significant contributions to successful Company performance. Bonus amounts for executive officers generally are a function of two components: the Company's earnings, which accounts for 75% of the bonus, and the satisfaction of individual goals, which accounts for 25% of the bonus. The Performance Incentive Plan offers each of the Company's executive officers the opportunity to earn a bonus equal to up to thirty percent (30%) of his or her base salary, depending upon his or her position, if targeted performance goals are met and possibly exceeded.

     The Performance Incentive Plan establishes three levels of performance standards: (i) maximum performance, which requires that the highest established goals be achieved, in which case the executive is entitled to his or her maximum incentive bonus; (ii) target performance, which requires that targeted (expected) goals be achieved, in which case the executive is entitled to two-thirds (2/3) of his or her maximum incentive bonus; and (iii) threshold performance, which requires that minimum goals be achieved, in which case the executive is entitled to one-third (1/3) of his or her maximum incentive bonus. The achievement of performance levels between the threshold and the maximum levels results in a pro-rated incentive bonus being paid to an executive. For the fiscal year ended January 31, 1998, no bonuses were earned.

     Annual bonus criteria for each of Messrs Friedman and Kaplan are defined by each of their employment agreements. For the year ended January 31, 1998, Mr. Friedman's employment agreement provided an opportunity for him to earn up to one hundred percent (100%) of his base salary based upon the Company's achievement of certain financial goals. Because the financial targets were not met, Mr. Friedman did not receive a bonus. Mr. Kaplan's employment agreement provided an opportunity for him to earn up to sixty four percent (64%) of his base salary based on the same criteria as are contained in Mr. Friedman's employment agreement. Because the financial targets were not met, Mr. Kaplan did not receive a bonus. See 'Management-Employment and Severance Agreements.'

OPTION GRANTS

     Grants of stock options are awarded to the Company's executive officers and other key employees as a long term incentive vehicle. The Compensation Committee's intention in granting stock options is to award employees for their contribution to the Company's achievement of long term financial performance goals, to encourage stock ownership and to align the objectives of the Company with those of its employees. In addition, stock options granted to employees of the Company have vesting schedules that are designed to reward employees who remain with the Company for long periods of time.

     Stock option grants periodically are awarded to the Company's executive officers pursuant to the New Stock Plan. Stock option grants are determined by the Compensation Committee based upon the level and responsibility of each individual executive. The Compensation Committee also considers each executive's expected and potential contribution to the Company's performance.

CEO COMPENSATION

     As described above, in fiscal 1997, the amount of Mr. Friedman's salary and bonus were determined by his employment agreement. See 'Management-Employment and Severance Agreements.'

SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

     It is the Compensation Committee's philosophy to generally structure compensation arrangements for the Company's executive officers in a manner that complies with the exemptive requirements of Section 162(m) of the Internal Revenue Code in order to avoid applicability of the limit on deductibility otherwise imposed by such Section, while reserving the discretion to pay compensation that does not qualify for exemption under Section 162(m) where the Compensation Committee believes such action to be in the Company's best interest.

                                          Compensation Committee
                                          Norman S. Matthews
                                          Richard E. Kroon
                                          Cynthia R. Cohen

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative performance of the Company's Common Stock with the Standard & Poor's Composite-500 Stock Index (the 'S&P 500') and the Dow Jones Apparel Retailers Index (the 'Peer Group') as of May 7, 1996 (the date on which the Company's Common Stock began to trade on the Nasdaq market), January 31, 1997 and January 30, 1998 (the dates nearest the end of the Company's fiscal year for which index data is readily available). The graph assumes that $100 was invested on May 7, 1996 in each of the Company's Common Stock, the S&P 500 and the Peer Group and that all dividends were reinvested. The Company has not paid any dividends on its Common Stock since its initial public offering.

                      [INSERT CHART--g:\17319\perform.dg4]

                           TOTAL SHAREHOLDER RETURNS

               DATE        LOEHMANN'S, INC.    S&P 500 INDEX    PEER GROUP
               ---------   ----------------    -------------    ----------
               05/07/96        $ 100.00           $100.00        $ 100.00
               01/31/97        $  64.55           $123.17        $  92.65
               01/30/98        $  16.14           $153.59        $ 149.80

                              CERTAIN TRANSACTIONS

     Certain of the principal stockholders of the Company have owned and currently own debt securities of the Company.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent certified public accountants for the year ending January 30, 1999. Ratification of such appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and voting in person or by proxy at the Annual Meeting or any adjournment thereof.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING JANUARY 30, 1999. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH APPOINTMENT.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matter as recommended by the Board of Directors.

                                 ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT LOEHMANN'S, INC., 2500 HALSEY STREET, BRONX, NEW YORK 10461.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company on or prior to March 1, 1999 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 1999 Annual Meeting.

                               OTHER INFORMATION

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company.

                                          By order of the Board of Directors,


                                          Robert Glass
                                          President, Secretary and Chief
                                          Operating Officer

Bronx, New York
June 29, 1998

                               LOEHMANN'S, INC.
                                     PROXY
 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LOEHMANN'S, INC. FOR THE
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 30, 1998

The undersigned hereby (i) acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 29, 1998, relating to the Annual Meeting of Stockholders of LOEHMANN'S, INC. (the "Company") to be held July 30, 1998 and (ii) appoints Robert N. Friedman, Philip Kaplan and Robert Glass, as proxies, with full power of substitution, and authorizes them, or any of them, to vote all shares of Common Stock of the Company standing in the name of the undersigned at said meeting or any adjournment thereof upon the matters specified on the reverse side of this card and upon such other matters as may be properly brought before the meeting, conferring discretionary authority upon such proxies as to such other matters. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The proxies are authorized to vote upon such other business as may properly come before the meeting as recommended by the Board of Directors.

Stockholders who attend the meeting may vote in person even though they have previously mailed this proxy card.

                          (Continued on reverse side)

A [X] Please mark your votes as in this example.

                              WITHHOLD
                    FOR       AUTHORITY
1. ELECTION OF      [  ]         [  ]      Nominees:
   DIRECTORS     Arthur E. Reiner
                                             Cynthia R. Cohen


For, except vote withheld from the following nominee(s):

-----------------------------------------------

2. Ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending January 30, 1999.

FOR       AGAINST       ABSTAIN
[  ]       [  ]           [  ]

Please check this box if you plan to attend the meeting. [  ]


Please mark, date, sign and mail this proxy card in the envelope provided. No postage is required for domestic mailing.

SIGNATURE                            DATE
         ---------------------------     ------------

                                     DATE
 ------------------------------------     -----------
      SIGNATURE IF HELD JOINTLY


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.